March 29, 1999


Ms. Santa M. Sasena, Partner
PricewaterhouseCoopers LLP
160 Federal Street
Boston, Massachusetts  02110


Dear Ms. Sasena:

On March 12, 1999, the Board of Trustees of the Evergreen Funds listed on the attached Exhibit and of Evergreen Municipal Money Market Fund and Evergreen Money Market Fund voted not to retain PricewaterhouseCoopers LLP as the independent accountants for such funds listed on Exhibit I effective immediately and for the Evergreen Municipal Money Market Fund and Evergreen Money Market Fund effective upon the completion of any audits for their respective fiscal years ending on January 31, 1999. This action was recommended by the funds' Audit Committee on March 12, 1999.

In accordance with the requirements of item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

1.Effective March 12, 1999, the Board of Trustees of the Evergreen Fund specified on Exhibits I and of the Evergreen Municipal Money Market Fund and Evergreen Money Market Fund voted not to retain PricewaterhouseCoopers LLP as the funds' independent accountants. This action was recommended by the funds' Audit Committee on March 12, 1999.

2.PricewaterhouseCoopers LLP's reports on the funds' financial statements for fiscal years ended in 1999, 1998 and 1997, as applicable, did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

3.During the funds' fiscal years ended in 1999,  1998 and 1997,  as  applicable, and through March 29, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to each fund's next Form N-SAR (in accordance with Sub-Item 77k of Form N-SAR).

Sincerely,


Michael Koonce
Secretary
Evergreen Funds


                                Exhibit I


                                      1940 Act    1933 Act
Fund                                  SEC File    SEC File       Fiscal
                                      No:         No:            Years Ending

Evergreen Income and Growth Fund      811-8413    333-37453      July 31, 1999
                                                  333-37631
                                                  333-37613
Evergreen Florida High Income         811-08367   333-36033      August 31, 1999
Municipal Bond Fund

Evergreen Aggressive Growth Fund      811-8413  333-37453        September 30,
                                                333-37631        1999
                                                333-37613
Evergreen Fund                        811-8413  333-37453        September
                                                333-37631        30, 1999
                                                333-37613
Evergreen Stock Selector Fund         811-8413  333-37453        September
                                                333-37631        30, 1999
                                                333-37613
Evergreen Global Leaders Fund         811-08553 333-42195        October 31,
                                                                 1999
Evergreen Emerging Markets Fund       811-08553 333-42195        October 31,
                                                                 1999